Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Forms S-8 Nos. 33-67190, 33-67192, 33-67194, 33-83718, 333-80509, 333-48498, 333-65206, 333-102223, 333-102224, 333-142247, and 333-142247) of Kadant Inc. of our reports dated March 7, 2008, with respect to the consolidated financial statements and schedule of Kadant Inc., and the effectiveness of internal control over financial reporting of Kadant Inc., included in the Annual Report (Form 10-K) for the year ended December 29, 2007.

/s/ Ernst & Young LLP
Boston, Massachusetts
March 7, 2008